Exhibit 3.1
Bylaw Amendment
1.The third sentence of Article II, Section 7 is hereby deleted in its entirety and replaced with a new sentence as follows:

A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute, by the Charter or by these Bylaws.

2.Article XV is hereby deleted in its entirety and replaced with the following:

ARTICLE XV
AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, however, that, at an annual meeting or special meeting of stockholders duly called in accordance with these Bylaws, the stockholders shall have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of these Bylaws (except as provided below) and to adopt new Bylaws so long as the alteration, repeal or adoption is pursuant to a binding proposal submitted by a stockholder, or a group of no more than twenty stockholders, (a) each of which provides to the Secretary of the Corporation a timely notice (the “Notice of Bylaw Amendment Proposal”) of such proposal which satisfies the notice procedures and all other relevant provisions of Section 11 of Article II of these Bylaws and is otherwise permitted by applicable law, and (b) who collectively have continuously Owned at least three percent (based on the number of shares outstanding from time to time) of the Class A Common Stock, $0.01 par value per share, of the Corporation (the “Common Stock”) throughout all of the period (i) commencing three (3) years before the Notice of Bylaw Amendment Proposal is received by the Secretary of the Corporation in accordance with Section 11 of Article II of these Bylaws and (ii) concluding on the date of such annual meeting or special meeting of stockholders (and any postponement or adjournment thereof). Notwithstanding anything else in these Bylaws, without the approval of the Board of Directors, the stockholders shall not have the power to alter, or to adopt any provision of these Bylaws inconsistent with, Article XII or this Article XV.
For purposes of this Article XV, a stockholder shall be deemed to “Own” a number of shares of Common Stock equal to (a) those shares of Common Stock as to which such stockholder possesses all of the following: (i) the full voting and investment rights (or, in the case of shares held in the name of a nominee or other intermediary the full right to instruct how the shares are voted with respect to the election of directors) and (ii) the full economic interest (including the opportunity for profit from and risk of loss on), less (b) any shares held by such stockholder or any of its Affiliates (as defined below) (A) which have been sold in any transaction that has not been settled or closed, including short sales, (B) which have been borrowed for any purpose or purchased by such stockholder or any of its Affiliates pursuant to an agreement to resell, (C) which are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, (D) which are subject to any agreement, arrangement or understanding, whether any such instrument, agreement, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock, in any such case which instrument, agreement, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its Affiliate’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or its Affiliate or (E) where the right to vote the shares has been transferred other than by means of a proxy, power of attorney or other instrument or arrangement that is unconditionally revocable at any time by the stockholder and that expressly directs the proxy holder to vote at the direction of the stockholder. Whether outstanding shares of Common Stock are “Owned” for these purposes shall be determined by the Board of Directors in its sole discretion which may require the provision of reasonable information and representations from the stockholders involved. The term “Affiliate” or “Affiliates” shall have the meaning ascribed thereto under the Exchange Act.